Exhibit 10.1

EXECUTION VERSION

STOCK REPURCHASE AGREEMENT

BY AND BETWEEN

REGENERON PHARMACEUTICALS, INC.,

AND

SANOFI

Dated as of May 25, 2020

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2020 by and between Regeneron Pharmaceuticals, Inc., a New York corporation (“Regeneron”) and Sanofi, a company organized under the laws of France (“Sanofi” or the “Selling Shareholder”).

WHEREAS, Regeneron and the Selling Shareholder propose to enter into a transaction whereby the Selling Shareholder shall sell to Regeneron, and Regeneron shall purchase from the Selling Shareholder, shares of Regeneron’s common stock, par value $0.001 per share (“Common Stock”), as set forth in this Agreement (the “Repurchase Transaction”); and

WHEREAS, the Selling Shareholder and its affiliates propose to sell through an underwritten public offering a base number of shares equal to all shares of Common Stock held by the Selling Shareholder and its affiliates as of the date hereof (other than the Sanofi Shares (as defined below) subject to the Repurchase Transaction, any shares of Common Stock subject to the underwriter option to purchase additional shares of Common Stock in the offering, and 400,000 shares of Common Stock that Sanofi intends to retain) (the “Secondary Offering”).

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

REPURCHASE

Section 1.1 Repurchase of Common Stock.

(a) Under the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below), the Selling Shareholder shall sell to Regeneron such aggregate number of shares of Common Stock (such aggregate amount, the “Sanofi Shares”) equal to $5,000,000,000 (Five Billion U.S. Dollars) (the “Purchase Price”), divided by the price at which the shares of Common Stock are sold to the public in the Secondary Offering, less the underwriting discount (the “Secondary Share Price”), and with the Sanofi Shares and the Purchase Price rounded down for any fraction of a share.

Section 1.2 Closing. The closing (the “Closing”) of the purchase of the Sanofi Shares shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York immediately subsequent to the satisfaction or waiver of the conditions set forth in Articles V and VI herein (the “Closing Date”), by telephonic meeting on such date or at such other time, date or place as the Selling Shareholder and Regeneron may agree in writing.

Section 1.3 Deliveries.

(a) At the Closing, the Selling Shareholder shall deliver or cause to be delivered to Regeneron (collectively, the “Selling Shareholder Closing Deliveries”):

(i)	the Sanofi Shares to Regeneron in the form attached hereto as Exhibit A, or pursuant to such form as the transfer agent for the Common Stock shall require, free and clear of any Lien (as defined below); and

(ii)	a completed and executed original copy of Internal Revenue Service (the “IRS”) Form W-8 BEN-E.

(b) At the Closing, Regeneron shall deliver, or cause to be delivered, to the Selling Shareholder the Purchase Price, payable by wire transfer of immediately available funds to an account or accounts that the Selling Shareholder shall designate in writing at least two business days prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

The Selling Shareholder hereby represents and warrants to Regeneron as follows:

Section 2.1 Title to Sanofi Shares. As of the Closing, the Selling Shareholder shall own and shall deliver the Sanofi Shares, free and clear of any and all option, call, contract, commitment, mortgage, pledge, security interest, encumbrance, lien, tax, claim or charge of any kind or right of others of whatever nature, other than any arising out of, resulting from or in connection with any agreement, arrangement or understanding between Sanofi or any of its subsidiaries and Regeneron (collectively, a “Lien”).

Section 2.2 Authority Relative to this Agreement. The Selling Shareholder has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Selling Shareholder and the consummation by the Selling Shareholder of the transactions contemplated hereby, including the sale of the Sanofi Shares, has been duly authorized by the board of directors of Sanofi and no other corporate or stockholder proceedings on the part of the Selling Shareholder is necessary to authorize this Agreement or for the Selling Shareholder to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Selling Shareholder and constitutes the valid and binding obligations of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 2.3 Approvals. No material consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by the Selling Shareholder for the execution, delivery or performance by the Selling Shareholder of this Agreement or the consummation by the Selling Shareholder of the transactions contemplated hereby.

Section 2.4 Receipt of Information. The Selling Shareholder has received all the information it considers necessary or appropriate for deciding whether to dispose of the Sanofi Shares. The Selling Shareholder has had an opportunity to ask questions and receive answers from Regeneron regarding the terms and conditions of Regeneron’s purchase of the Sanofi Shares and the business and financial condition of Regeneron and to obtain additional information (to the extent Regeneron possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which they had access. The Selling Shareholder and its counsel has also had an opportunity to participate in the diligence process related to the Secondary Offering. The Selling Shareholder has not received, or is not relying on, any representations or warranties from Regeneron, other than as provided herein.

Section 2.5 Full Disclosure. The Selling Shareholder is not aware of any fact, condition or circumstance that may materially affect the collaborations between Sanofi and Regeneron or any marketed products pursuant to such collaborations that they have not previously disclosed to Regeneron orally or in writing.

Section 2.6 Treatment of Repurchase. No portion of the Purchase Price will be treated as a dividend under Section 301 of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of Section 302 of the Code or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF REGENERON

Regeneron hereby represents and warrants to the Selling Shareholder as follows:

Section 3.1 Authority Relative to this Agreement. Regeneron has the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Regeneron, and the consummation by Regeneron of the transactions contemplated hereby, including the purchase of the Sanofi Shares have been duly authorized by Regeneron’s board of directors, and no other corporate or stockholder proceedings on the part of Regeneron are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Regeneron and constitutes the valid and binding obligations of Regeneron, enforceable against Regeneron in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 3.2 Approvals. No material consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by Regeneron for the execution, delivery or performance by Regeneron of this Agreement or the consummation by Regeneron of the transactions contemplated hereby.

Section 3.3 Funds. Regeneron will have as of the Closing sufficient cash available to pay the Purchase Price to the Selling Shareholder on the terms and conditions contained herein.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Additional Agreements. The parties shall and shall cause their respective subsidiaries to take such action and execute, acknowledge and deliver such agreements, instruments and other documents as the other party may reasonably require from time to time in order to carry out the purposes of this Agreement.

Section 4.2 Public Announcements. Except as may be required by applicable law, neither party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby (a “Public Announcement”), without prior consultation with the other party as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from promptly making any filings with any governmental entity (including, for the avoidance of doubt, the U.S. Securities and Exchange Commission) or disclosures with the stock exchange, if any, on which such party’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3 Withholding. Regeneron shall pay the Purchase Price to the Selling Shareholder, free and clear of, and without reduction or withholding for, any taxes. The Selling Shareholder shall indemnify Regeneron against any and all taxes required to be deducted or withheld from the Purchase Price for any reason, including, without limitation, the treatment of all or any portion of the Purchase Price as a distribution under Sections 302(d) and 301 of the Code (and any and all related losses, claims, liabilities, penalties, interest, costs, and expenses incurred by Regeneron as a result of Regeneron’s failure to deduct or withhold any such amounts).  In the case of any written claim or written challenge by the IRS or any other governmental authority that deduction and withholding from the Purchase Price are or were required (a “Tax Claim”), Regeneron (i) shall provide the Selling Shareholder with written notice of such Tax Claim, (ii) shall consult with the Selling Shareholder regarding any challenge or defense of such Tax Claim and shall offer the Selling Shareholder an opportunity to comment (and shall consider in good faith any such comments) before submitting any written materials prepared or furnished in connection with such Tax Claim, and (iii) shall not settle or compromise any such Tax Claim without the prior written consent of the Selling Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the parties hereto agree that, under applicable law as of the date hereof and assuming the accuracy of the representation in Section 2.6 and the delivery of the certificate required by Section 1.3(a)(ii), no deduction or withholding for any taxes are required with respect to the payment of the Purchase Price, and the parties further agree that neither party shall take a contrary position for any purpose absent either a relevant change in tax law or a final determination (within the meaning of Section 1313(a) of the Code) to the contrary.

ARTICLE V

CONDITIONS TO CLOSING OF REGENERON

The obligation of Regeneron to purchase the Sanofi Shares at the Closing is subject to the fulfillment on or prior to the Closing of each of the following conditions:

Section 5.1 Representations and Warranties. Each representation and warranty made by the Selling Shareholder in Article II above shall be true and correct on and as of the Closing Date as though made as of the Closing Date.

Section 5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Selling Shareholder on or prior to the Closing Date shall have been performed or complied with by the Selling Shareholder in all material respects.

Section 5.3 Closing Certificate. The Selling Shareholder shall have delivered to Regeneron a certificate, dated as of the Closing Date and signed by an authorized signatory of the Selling Shareholder, certifying to the effect that the conditions set forth in Sections 5.1 and 5.2 have been satisfied.

Section 5.4 Certificates and Documents. The Selling Shareholder shall have delivered at or prior to the Closing to Regeneron or its designee the Selling Shareholder Closing Deliveries.

Section 5.5 Completion of Secondary Offering. The Secondary Offering shall have been consummated in accordance with the terms and conditions of any underwriting or purchase agreement entered into in connection therewith such that the number of shares of Common Stock held by the Selling Shareholder and its affiliates following the Secondary Offering and the Repurchase Transaction would be no greater than 400,000 shares of Common Stock plus any shares of Common Stock retained by the Selling Shareholder as a result of the underwriters for the Secondary Offering not exercising their overallotment option to purchase additional shares of Common Stock in full. For greater certainty, all references to the consummation of the Secondary Offering contained herein do not require the exercise of any option granted to the underwriters for such offering.

ARTICLE VI

CONDITIONS TO CLOSING OF THE SELLING SHAREHOLDER

The obligation of the Selling Shareholder to sell the Sanofi Shares to Regeneron at the Closing is subject to the fulfillment on or prior to the Closing of each of the following conditions:

Section 6.1 Representations and Warranties. Each representation and warranty made by Regeneron in Article III above shall be true and correct on and as of the Closing Date as though made as of the Closing Date.

Section 6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Regeneron on or prior to the Closing Date shall have been performed or complied with by Regeneron in all material respects.

Section 6.3 Certificate. Regeneron shall have delivered to the Selling Shareholder a certificate, dated as of the Closing Date and signed by an authorized signatory of Regeneron, certifying to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

Section 6.4 Purchase Price. Regeneron shall have delivered to the Selling Shareholder or its designee or designees the Purchase Price, payable by wire transfer of immediately available funds to the account or accounts that the Selling Shareholder shall designate at least two business days prior to the Closing Date.

Section 6.5 Completion of Secondary Offering. The Secondary Offering shall have been consummated in accordance with the terms and conditions of any underwriting or purchase agreement entered into in connection therewith such that the number of shares of Common Stock held by the Selling Shareholder and its affiliates following the Secondary Offering and the Repurchase Transaction would be no greater than 400,000 shares of Common Stock plus any shares of Common Stock retained by the Selling Shareholder as a result of the underwriters for the Secondary Offering not exercising their overallotment option to purchase additional shares of Common Stock in full. For greater certainty, all references to the consummation of the Secondary Offering contained herein do not require the exercise of any option granted to the underwriters for such offering.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement may be terminated prior to the Closing as follows: (i) at any time on or prior to the Closing, by mutual written consent of the Selling Shareholder and Regeneron or (ii) at the election of the Selling Shareholder or Regeneron by written notice to the other party hereto after 5:00 p.m., New York time, on June 5, 2020, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Selling Shareholder and Regeneron; provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party whose failure or whose subsidiaries’ or affiliate’s failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of or resulted in the failure of the Closing to occur on or before such date.

Section 7.2 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 7.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 7.4 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto and executed contemporaneously herewith, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 7.5 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any party without the prior written consent of the other parties.

Section 7.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 7.7 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by electronic mail, telecopied (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Regeneron:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: Joseph J. LaRosa, Joseph.LaRosa@regeneron.com

Executive Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz, LLP

51 West 52nd Street

New York, NY 10019

Attention: Andrew R. Brownstein, ARBrownstein@wlrk.com

Elina Tetelbaum, ETetelbaum@wlrk.com

If to the Selling Shareholder:

Sanofi

54, rue La Boétie

75008 Paris – France

Email: global_generalcounsel@sanofi.com

Attention: General Counsel, karen.linehan@sanofi.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges

767 5th Avenue

New York, NY 10153

Attention: Michael J. Aiello, michael.aiello@weil.com

Alexander D. Lynch, alex.lynch@weil.com

Eoghan P. Keenan, eoghan.keenan@weil.com

Section 7.9 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the law of any other jurisdiction. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that consent by the Selling Shareholder and Regeneron to jurisdiction and service contained in this Section 7.9 is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

Section 7.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Repurchase Agreement to be duly executed and delivered as of the date first above written.

SANOFI

By:	/s/ Karen Linehan
Name: Karen Linehan
Title: Executive Vice President, Legal Affairs and
General Counsel

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Robert E. Landry
Name: Robert E. Landry
Title: Executive Vice President, Finance and Chief
Financial Officer

[Signature Page to Stock Repurchase Agreement]

Exhibit A

[Transfer of Stock Ownership Form]

STOCK POWER

FOR VALUE RECEIVED, SANOFI SA HEREBY ASSIGNS AND TRANSFERS UNTO _______________________________, TWELVE MILLION (12,000,000) SHARES OF THE COMMON STOCK OF REGENERON PHARMACEUTICALS, INC. STANDING IN HIS/HER NAME ON THE BOOKS OF SAID CORPORATION REPRESENTED BY CERTIFICATE/BOOK NOS. RE-9025, RE-9026, RE- 9027, RE-9028, RE-9029, RE-9030, RE-9031, RE-9032, RE-9033, RE-9034, RE-9035 and RE-9036 HEREWITH, AND DOES HEREBY IRREVOCABLY CONSTITUTE AND APPOINT AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC ATTORNEY TO TRANSFER THE SAID STOCK ON THE BOOKS OF SAID CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

DATED: MAY [●], 2020

SELLING STOCKHOLDER (if entity)	SELLING STOCKHOLDER (if individual)

Sanofi SA
(Name of Entity*)	(Print Legibly – Name of Selling Stockholder*)

By:
(Signature)
(Signature*)

(Print Name of Person Signing)

(Print Title of Person Signing)

____________

* To be signed in exactly the same name as the shares are registered.